Exhibit 99.1
    Aaron Rents, Inc. Moves From Semi-Annual to Quarterly Cash Dividends;
                            Doubles Annual Payout

    ATLANTA, Aug. 23 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics, home appliances and accessories, today announced that it is increasing the frequency of its historical semi-annual cash dividends to quarterly cash dividends. This new quarterly dividend policy will result in an approximate doubling of the current annual dividend payout to shareholders.
    In August the Company also effected a 3 for 2 stock split through a distribution to shareholders of a 50% stock dividend on both Common Stock and Class A Common Stock.
    Aaron Rents has paid thirty-six consecutive semi-annual cash dividends, the last being, on a post-split basis, $.013 per share on Common Stock and $.013 per share on Class A Common Stock paid on July 2, 2004. The next dividend payable will be $.013 per share on Common Stock and $.013 per share on Class A Common Stock, payable October 1, 2004, to shareholders of record as of the close of business on September 1, 2004. It is the intent of the Company to now begin paying quarterly dividends of $.013 per share on both Common Stock and Class A Common Stock.
    "Based upon the current outstanding performance of the Company and our future outlook, the Board of Directors decided to substantially increase the dividend to shareholders and begin a quarterly dividend policy," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. "These actions are an indication of the confidence we have in the future prospects of the Company."
    Aaron Rents, Inc., based in Atlanta, currently has over 950 Company-operated and franchised stores in the United States, Puerto Rico, and Canada for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 10 facilities in four states.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Certain Factors Affecting Forward Looking Statements" in the Company's Annual Report on Form 10-K for fiscal 2003, which discussion is incorporated herein by this reference. Without limitation, statements regarding Aaron Rents' intention to pay cash dividends in the future, including statements as to the frequency and amount of such dividends, are forward-looking statements subject to risks and uncertainties that could cause changes in future dividend policy.

SOURCE  Aaron Rents, Inc.
    -0-                             08/23/2004
    /CONTACT: Gilbert L. Danielson, Executive Vice President, Chief Financial Officer of Aaron Rents, Inc., +1-404-231-0011, ext. 3314/
    /Web site:  http://www.aaronrents.com /
    (RNT)

CO:  Aaron Rents, Inc.
ST:  Georgia
IN:  REA
SU:  DIV